Exhibit 10.1
2011 Employee Deferred Bonus Compensation Program
Eligible Employees and Time for Election: All members of Quidel Corporation’s (the “Company’s”) management review board may elect to participate in this deferred compensation program (this “Program”). Elections must be made and received by the Company no later than December 23, 2010. After December 23, 2010, all employee elections become irrevocable and may not be withdrawn.
Bonus Amount to Be Deferred: Eligible employees may elect to receive 50% or 100% of the cash value of his or her 2011 cash bonus (the “Covered Bonus”) (payable (if applicable) per the terms and conditions of the Company’s 2011 Leadership Incentive Compensation Plan (Cash)) in the form of fully vested, restricted stock units (the “Converted RSUs”) plus an additional premium on such percentage of the Covered Bonus as additional restricted stock units, which are subject to a one-year vesting requirement (the “Premium RSUs”).
Applicable Premium: The additional premium applicable to the Premium RSUs shall be determined based on the length of time of the deferral period (between the date of grant and the date the shares of common stock underlying the RSUs are selected to be issued) selected by the participating employee as follows: (i) if one (1) year from the date of grant, a premium of 10% on the amount deferred of the Covered Bonus, (ii) if two (2) years from the date of grant, a premium of 20% on the amount deferred of the Covered Bonus, or (iii) if four (4) years from the date of grant, a premium of 30% on the amount deferred of the Covered Bonus.
Vesting Schedule: The Converted RSUs will be fully vested on the grant date. The Premium RSUs will be fully vested on the first anniversary of the grant date.
Issuance of Shares of Common Stock Underling the RSUs: Subject to the terms and conditions in the grant award agreement, the issuance of the shares of common stock underlying Converted RSUs will be issued as soon as administratively practicable after the earliest of (1) the end of the deferral period selected by the participating employee, (2) the participating employee’s separation from service to the Company (as described in Section 409A(a)(2)(A)(i) of the Internal Revenue Code, as amended (the “Code”) and related guidance thereunder), and (3) a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (as described in Code Section 409A(a)(2)(A)(v) and related guidance thereunder) (a “Change in Control”). The shares of common stock underlying the Premium RSUs will have the same applicable issuance periods as outlined in the foregoing sentence for Converted RSUs with acceleration of the one-year vesting requirement in connection with a Change in Control, provided, however, that if a participating employee’s service is terminated for any reason (outside of a Change in Control) prior to the one-year vesting requirement, the Premium RSUs shall be forfeited and cancelled as of the date of such termination of service.
Additional Terms and Acknowledgments: Each participating employee acknowledges and agrees that the awards provided under the Program shall be pursuant to the terms of a Grant Notice and an Award Agreement and further governed by the Program and the Company’s 2010 Equity Incentive Plan.